CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Statement Additional Information constituting part of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 12, 1996, relating to the financial statements and financial highlights of The Heritage Income Trust - High Yield Bond Fund and Intermediate Government Fund, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




Price Waterhouse LLP
400 North Ashley Street, Suite 2800
Tampa, Florida  33602
January 28, 1997